Exhibit 10.1

EXECUTION COPY

DEUTSCHE BANK AG CAYMAN ISLANDS	GOLDMAN SACHS BANK USA
BRANCH	200 West Street
DEUTSCHE BANK SECURITIES INC.	New York, New York 10282-2198
60 Wall Street
New York, New York 10005

CONFIDENTIAL

June 10, 2016

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attention: Steven Bender

Project Gemstone

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBCI, “Deutsche Bank”) and Goldman Sachs Bank USA (“GS Bank” and, together with Deutsche Bank, the “Commitment Parties”, “we” or “us”) that you, directly or indirectly through one of your wholly-owned domestic subsidiaries, intend to acquire (the “Acquisition”) all of the equity interests in an entity identified to us as “Quartz” (the “Acquired Business”) pursuant to the Acquisition Agreement and to consummate the other Transactions. In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to $1,765,000,000 (as such amount may be reduced as set forth in the Term Sheet (as defined below)). The date of consummation of the Acquisition is referred to herein as the “Closing Date.” All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

1. Commitments. In connection with the foregoing, (a) each of DBCI and GS Bank is pleased to advise you of its several (and not joint) commitment to provide 50% and 50%, respectively, of the aggregate principal amount of the Bridge Facility (in such capacity, the “Initial Lenders”), and one of the Initial Lenders to be agreed will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, in each case upon the terms set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”) and subject solely to the conditions set forth in Section 5 hereof, (b) each of DBSI and GS Bank is pleased to advise you of its willingness, and you hereby engage each of DBSI and GS Bank, to act as the exclusive joint lead arrangers and exclusive joint bookrunners (in such capacity, the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Lenders”) in consultation with you, including the Initial Lenders. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so agree.

2. Syndication. The Lead Arrangers intend to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) (which syndication shall not reduce the commitment of the Initial Lenders hereunder, except as provided for in Section 8). Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter (as defined below)) (such earlier date, the “Syndication Date”), you agree to assist the Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and their advisors to provide (to the extent consistent with the Acquisition Agreement), the Lead Arrangers and the Lenders with all customary information required to complete such syndication, as reasonably requested by the Lead Arrangers, (b) your assistance (and your using commercially reasonable efforts to cause the Acquired Business (to the extent consistent with the Acquisition Agreement) to assist), in the preparation of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (which shall include management projections but shall not otherwise be required to include financial statements other than publicly available historical financial information) (each, an “Information Memorandum”) and other reasonably available customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships, (d) prior to the launch of syndication, the Borrower having used commercially reasonable efforts to obtain monitored Public Debt Ratings (giving effect to the Transactions), but no specific rating, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), (e) your using commercially reasonable efforts to execute and deliver the Credit Documentation (as hereinafter defined) or, if applicable, one or more Joinder Agreements (as hereinafter defined), in each case as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (f) your using commercially reasonable efforts to make your officers and advisors, available upon reasonable notice, and to attend and make presentations at one or more meetings of prospective Lenders, in each case at such times and, to the extent applicable, places, to be mutually agreed.

During the period of 30 days following the date of this Commitment Letter (the “Initial Syndication Period”), the syndication of the Bridge Facility, including determinations as to the timing of offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted jointly by the Lead Arrangers and the Borrower and, except to the extent the Lead Arrangers and the Borrower otherwise agree, in accordance with the syndication plan heretofore agreed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Bridge Facility will be syndicated during the Initial Syndication Period only to the lenders identified in the Syndication Plan or other Lenders as may be approved by you (such approval not to be unreasonably withheld or delayed) (the “Approved Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication has not been achieved, the syndication of the Bridge Facility, including determinations referred to above, shall be conducted by the Lead Arrangers in consultation with the Borrower and departures may be made from the Syndication Plan (including as to the selection of Lenders) in consultation with the Borrower; provided, however, that no such syndication shall be made to any person other than (i) Approved Lenders, (ii) commercial and investment banks, in each case whose senior unsecured long-term indebtedness has an “investment grade” rating by both S&P and Moody’s, (iii) other persons approved by you (such approval not to be unreasonably withheld or delayed) (the persons described in clauses (i) through (iii), “Eligible Lenders”) and (iv) any other financial institution; provided that solely with respect to this clause (iv), in the event that, notwithstanding the satisfaction of all applicable conditions to funding, any Lender (other than an Eligible Lender) shall default in its obligation to fund its commitment in respect of the Bridge Facility on the Closing Date, each Initial Lender shall remain severally obligated to assume its ratable share of the unfunded commitment of such Lender and to fund such share of such commitment (the “Backstop Commitment”). In connection with any commitments received from the Lenders (whether before or after the Initial Syndication Period, but prior to the execution of the Credit Documentation), you agree, at the request of the Lead Arrangers, to enter into one or more Joinder Agreements providing for such additional Lenders selected in accordance with this paragraph to become additional Commitment Parties under this Commitment Letter and extend commitments in respect of the Bridge Facility directly to you (it being agreed that, subject to the second-to-last sentence of Section 1, such Joinder Agreements will contain such provisions relating to titles, the allocation of any reductions in the amount of the Bridge Facility and other matters relating to the relative rights of the Lead Arrangers and such additional Commitment Parties as the Lead Arrangers and you shall reasonably agree (or, following the Initial Syndication Period, as the Lead Arrangers shall determine in consultation with you)). The Borrower consents to any Lender selected in accordance with this paragraph becoming a party to the Credit Documentation. The aggregate commitments of DBCI and GS Bank with respect to the Bridge Facility shall be reduced pro rata dollar-for-dollar by the amount of each commitment for the Bridge Facility received from additional Lenders (or other Lenders approved by you) upon such Lender becoming a party to this Commitment Letter as an additional “Commitment Party” pursuant to a Joinder Agreement or a party to the Credit Documentation as a Lender.

In addition, you agree to use your commercially reasonable efforts to have delivered to one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”), not later than 15 business days prior to the Closing Date, (1) a complete printed preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum (other than the “description of notes” and other information customarily provided by the Investment Bank or its counsel) (collectively, an “Offering Document”) suitable for use in a customary offering registered under the Securities Act, or pursuant to Rule 144A relating to the Senior Notes, which contains all financial statements and other data customarily included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by your independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) (provided that in relation to the historical financial statements of the Borrower, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period) and all required pro forma financial statements prepared in accordance with, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act), and all other data (including selected financial data) that the SEC would require in a registered offering of the Senior Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the Senior Notes (but excluding, in the case of an offering pursuant to Rule 144A, (i) consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X, (ii) any information and data required by Item 402 of Regulation S-K under the Securities Act and information regarding executive compensation and certain related party disclosure pursuant to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and (iii) any other information customarily excluded in offering memoranda issued in connection with Rule 144A private placement of debt securities) and (2)(A) a customary comfort letter (which shall provide “negative assurance” comfort) from your independent accountants (and any predecessor accountant or acquired company accountant to the extent financial statements of the Borrower or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document) and (B) a customary “10b-5” disclosure letter from your counsel and (ii) you agree to use commercially reasonable efforts to cause the Investment Bank to have been afforded a period of at least 15 consecutive business days commencing on the date of delivery of the Offering Document and ending on the third business day prior to the Closing Date (the “Marketing Period”) to seek to place the Senior Notes, during which time the Borrower shall have caused the senior management and other representatives of the Borrower to provide access in connection with due diligence investigations and to participate in a customary “road show” (and at no time during which period the financial information in the Offering Document shall be “stale”); provided that such 15 consecutive business day period (x) shall exclude July 1, 2016 and November 25, 2016, (y) if such period has not ended on or before August 19, 2016, such period will commence after September 6, 2016 and (z) if such period has not ended on or before December 16, 2016, such period will commence after January 2, 2017).

For the avoidance of doubt, but without limiting the conditions precedent to funding, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding upon you, the Acquired Business or any of your or its respective subsidiaries or affiliates; provided that in the event you do not provide information that could reasonably be considered material to the Lenders because the disclosure thereof would violate a confidentiality agreement binding on you or waive attorney-client privilege as contemplated in the paragraph above, you will promptly provide notice to the Commitment Parties that such information is being withheld. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties as a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date shall be those required to be delivered pursuant to Exhibit B hereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) none of the paragraphs of this Section 2, including, but not limited to, those pertaining to the Offering Document and the Marketing Period, shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date (except to the extent also set forth in Exhibit B hereto) and (ii) the Commitment Parties’ commitments hereunder are not subject to the commencement or completion of a syndication of the Bridge Facility or to receipt of the any Public Debt Ratings from Moody’s and S&P.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Syndication Date, the Borrower and their respective subsidiaries, will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries, as applicable (other than (i) the Senior Notes, (ii) the issuance, incurrence or refinancing of any credit facilities of the Borrower or any of its subsidiaries in an aggregate principal amount not exceeding $75,000,000; (iii) working capital facilities incurred in the ordinary course of business and (iv) any other financing agreed by the Lead Arrangers, in each case if such issuance, incurrence, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments and fees among the Lenders. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter.

3. Information Requirements. You hereby represent and warrant that (a) all written information, other than Projections (as defined below), estimates, forward-looking statements and other information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arrangers or any of the Initial Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transactions (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business) is and will be complete and correct in all material respects and does not and will not when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (after giving effect to all supplements and updates thereto from time to time) and (b) all financial projections, estimates or other forward-looking statements concerning the Borrower, the Acquired Business and their respective subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Initial Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time such Projections are furnished to the Lead Arrangers or any Initial Lender (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business), it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, actual results may differ and that such differences may be material.

You agree that if at any time prior to the later of the Closing Date and the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time (or as to information concerning the Acquired Business and its subsidiaries and its business, correct at such time to your knowledge). The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Bridge Facility on the Closing Date. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on Syndtrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the fee letter addressed to you dated the date hereof from the Commitment Parties to you (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of counsel to the Lead Arrangers and the Administrative Agent, and of any special and local counsel to the

Initial Lenders retained by the Lead Arrangers, and due diligence expenses, but limited to one counsel to the Administrative Agent and the Commitment Parties taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party in each relevant jurisdiction)) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented expenses (including, without limitation, the legal expenses of one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions (and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party in each relevant jurisdiction)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated herein or (b) the Bridge Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent (i) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (A) gross negligence or willful misconduct or (B) material breach of its obligations under this Commitment Letter; (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding in its capacity as an agent or arranger under the Bridge Facility) as determined in a final, non-appealable judgment by a court of competent jurisdiction; or (iii) any settlement is entered into by such Indemnified Party without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) but if there is a judgment of a court of competent jurisdiction in any such proceeding, or you consent to such settlement, you agree to indemnify and hold harmless such Indemnified Party in the manner set forth above. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Business or its subsidiaries, affiliates or equity holders, or an Indemnified Party (subject to (ii) above), whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Bridge Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceedings and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

5. Conditions to Financing. The Initial Lenders’ respective commitments hereunder, and each of our agreements to perform the services described herein, are subject solely to the following conditions: (a) since January 1, 2016, there has not been any fact, circumstance, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as such term is defined in the Acquisition Agreement), except (i) as set forth in the letter from the Acquired Business, dated the date hereof, addressed to the Company and Merger Sub and delivered to the Company and Merger Sub immediately prior to the execution and delivery of the Acquisition Agreement by each of the parties thereto (the “Company Disclosure Letter”) (provided that disclosure in any section of such Company Disclosure Letter will apply to the corresponding section of Article III of the Acquisition Agreement and such other section of Article III of the Acquisition Agreement to the extent that it is reasonably apparent that such disclosure applies to such other section of Article III of the Acquisition Agreement) or (ii) in the Company SEC Documents (as defined in the Acquisition Agreement as in effect on the date hereof) publicly filed prior to the date of the Acquisition Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), (b) the execution and delivery by the Borrower and the Guarantors of definitive documentation with respect to the Bridge Facility consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”) and (c) the satisfaction of the other conditions set forth on Exhibit B.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 5 are satisfied (or waived). For purposes hereof, “Specified Representations” means the representations and warranties contained in the Credit Documentation relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts under charter documents or the Existing Credit Agreement, the Existing Notes or any new indebtedness in an aggregate principal amount in excess of $75,000,000 (regardless of whether commitments under such facility are drawn or undrawn) resulting from the execution, delivery and performance of the Credit Documentation, solvency, Federal Reserve margin regulations, the Investment Company Act, use of proceeds in violation of the U.S.A. Patriot Act, laws against sanctioned persons, and the Foreign Corrupt Practices Act; absence of an event of default arising from any payment default or bankruptcy default under the Credit Documentation (this paragraph, and the provisions herein, the “Certain Funds Provision”).

6. Confidentiality and Other Obligations. This Commitment Letter (and the relevant exhibits and annexes thereto) and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly thereof), (iii) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, (iv) to disclose the Commitment Letter (but not the Fee Letter) in any syndication or other marketing materials in connection with the Bridge Facility or in connection with any public filing relating to the Transactions, (v) with respect to the Commitment Letter, on a confidential basis, to any rating agency, (vi) to disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Bridge Facility or the Senior Notes or in any public filing relating to the Transactions and (iv) this Commitment Letter and the Fee Letter (redacted in a customary manner reasonably satisfactory to us) may be disclosed on a confidential basis to the Acquired Business, its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons in connection with the Transactions. This paragraph shall terminate (except as to the Fee Letter) on the earlier of (i) the first anniversary of the date hereof and (ii) after the Commitment Letter has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties or any of its affiliates or any related parties thereto, (iv) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants or assignees or any hedge provider or prospective hedge provider (or their advisors); provided that the disclosure of any such information to any such parties shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information and (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility. This paragraph shall terminate on the second anniversary of the date hereof.

As you know, each of Deutsche Bank and GS Bank (each, together with its affiliates, a “Bank Group”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Bank Group and funds or other entities in which such Bank Group invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Bank Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

As you know, each of DBSI and Goldman, Sachs & Co. (“GS&Co.”) has been retained by the Borrower (or one of its affiliates) as financial advisor (each in such capacity, a “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of a Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of each of DBSI and GS&Co. as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of either DBSI or its affiliates or GS&Co. and its affiliates, as applicable.

You further acknowledge that Deutsche Bank, GS Bank and/or certain of their respective affiliates currently are acting as lenders under the Existing Credit Agreement, and your and your subsidiaries’ rights and obligations under any other agreement with Deutsche Bank and GS Bank or any of their respective affiliates (including the Existing Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by Deutsche Bank’s and GS Bank’s performance or lack of performance of services hereunder. You hereby agree that each of Deutsche Bank and GS Bank may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship among Deutsche Bank, GS Bank and you and your affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by Deutsche Bank, GS Bank or any of their affiliates of any of their rights and duties under any credit agreement or other agreement (including the Existing Credit Agreement) on the other hand.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6, 7 and 8 hereof shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility, and provided that the indemnification and expense reimbursement provisions contained in the Credit Documentation shall supersede your indemnification and expense reimbursement provisions obligations hereunder to the extent covered thereby.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York, provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether or not a Material Adverse Effect has occurred, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, and (c) the determination of the accuracy of any Specified Representations and whether as a result of any inaccuracy thereof you (or your applicable subsidiaries) have the right to terminate your (or their) obligations, or to decline to consummate the Acquisition, under the Acquisition Agreement, shall be determined pursuant to the Acquisition Agreement, which is governed by, and enforced pursuant to, the laws of the State of Delaware, its rules of conflicts of laws notwithstanding. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof or thereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

Neither this Commitment Letter nor the Fee Letter may be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). In addition, all or any portion of GS Bank’s commitments hereunder may be assigned between GS Bank and Goldman Sachs Lending Partners LLC (and such assignment shall relieve the assignor of its commitment hereunder to the extent of such assignment). In addition to the assignments contemplated by Section 2 above, each Initial Lender may assign all or a portion of its commitment hereunder to one or more prospective Lenders that are approved by you (such approval not be unreasonably withheld, conditioned or delayed), whereupon such Initial Lender shall be released from all or the portion of its commitment on a dollar-for-dollar basis hereunder so assigned; provided that no such assignment shall relieve the Initial Lender of its obligations hereunder, except to the extent such assignment is evidenced by, at our election,

(i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this Commitment Letter and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in the Commitment Letter and the Fee Letter, or (ii) the Credit Documentation, whereby such lender becomes party as a “Lender” thereunder.

Any and all obligations of, and services to be provided by the Commitment Parties hereunder (including, without limitation, each Initial Lender’s commitment) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby (subject to Section 6 above) and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 5:00 p.m. (New York City time) on June 10, 2016 whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder (or under the Credit Documentation, as applicable) will expire on the earliest of (a) 11:59 p.m. (New York City time) on January 31, 2017 (the “Termination Date”), (b) the closing of the Acquisition without drawing on the Bridge Facility, (c) the execution of the Credit Documentation (except with respect to the Backstop Commitment), (d) the date that the Acquisition Agreement is terminated by you (or any of your affiliates) or expires, and (e) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility and the Initial Lenders’ commitment thereto is subject to satisfaction of the conditions in Section 5 above, subject to the Certain Funds Provision.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jonathan Krissel
Name:	Jonathan Krissel
Title:	Managing Director

By:	/s/ Robert Danziger
Name:	Robert Danziger
Title:	Managing Director

[Project Gemstone - Signature Page to Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Project Gemstone - Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and CEO

[Project Gemstone - Signature Page to Commitment Letter]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Westlake Chemical Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	Immediately after the effectiveness of the Acquisition, any entity that is a borrower under or guarantees the Existing Credit Agreement (as defined below), the Existing Notes (as defined below), any other senior debt for borrowed money of the Borrower issued or incurred after the date hereof or, if permitted by the Acquired Business Indebtedness (as defined below), the Acquired Business Indebtedness, shall guarantee the Bridge Facility.

“Existing Notes” means the 6 3/4% Senior Notes due 2032 issued under the Second Supplemental Indenture between Westlake Chemical Corporation and The Bank of New York Trust Company, N.A., as trustee, dated November 1, 2007, the 6.50% Senior Notes due 2029 issued under the Third Supplemental Indenture between Westlake Chemical Corporation and The Bank of New York Trust Company, N.A., as trustee, dated July 2, 2010, the 6.50% Senior Notes due 2035 issued under the Fourth Supplemental Indenture between Westlake Chemical Corporation and The Bank of New York Trust Company, N.A., as trustee, dated December 2, 2010, the 6.50% Senior Notes due 2035 issued under the Fifth Supplemental Indenture between Westlake Chemical Corporation and The Bank of New York Trust Company, N.A., as trustee, dated December 2, 2010, the 3.600% Senior Notes due 2022 issued under the Sixth Supplemental Indenture between Westlake Chemical Corporation and The Bank of New York Trust Company, N.A., as trustee, dated July 17, 2012, as amended by the Seventh Supplemental Indenture between Westlake Chemical Corporation and The Bank of New York Trust Company, N.A., as trustee, dated February 12, 2013.

“Acquired Business Indebtedness” means (i) Quartz Spinco Inc.’s 4.625% senior unsecured notes due February 2021, (ii) Quartz’s 4.875% senior unsecured notes due May 2023, (iii) the Credit Agreement, dated as of February 27, 2015, by and among Quartz Holdco, Inc. as borrower, the lenders party thereto, and Barclays Bank PLC, as administrative agent (as amended), and (iv) the Second Amended and Restated Credit Agreement, dated as of December 17, 2014, by and among Quartz, Quartz Spinco Inc. and Quartz Group, Inc., as borrowers, the guarantors party thereto, the lenders from time to time party thereto, and General Electric Capital Corporation, as administrative agent (as amended), in each case to the extent such credit facility or debt security is existence on or after the Closing Date.

In addition, substantially concurrently with the closing of the Acquisition, the Borrower will (i) provide a guarantee of the Acquired Business Indebtedness that remains outstanding after the Closing Date and/or (ii) consummate an exchange offer, tender offer, repurchase offer, consent solicitation, discharge, defeasance, redemption or similar transaction, or any combination thereof with respect to the Acquired Business Indebtedness that remains outstanding after the Closing Date.

Transactions:	The Borrower, through one or more of its subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests in an entity identified to the Commitment Parties as “Quartz” (the “Acquired Business”) pursuant to the Agreement and Plan of Merger (the “Acquisition Agreement”) dated June 10, 2016 among the Borrower, Lagoon Merger Sub, Inc. (“Merger Sub”) and Quartz for an aggregate cash and/or equity consideration specified therein (the “Acquisition Consideration”). In connection with the Acquisition, the Borrower intends to (a) obtain a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by the issuance of senior unsecured notes by the Borrower through a public offering or in a private placement (the “Senior Notes”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	An Initial Lender to be agreed will act as sole and exclusive administrative agent for the Bridge Facility (the “Administrative Agent”).

Joint Lead Arrangers and Joint Bookrunners:	DBSI and GS Bank will act as exclusive joint lead arrangers and exclusive joint bookrunners for the Bridge Facility (the “Lead Arrangers”).

Lenders:	DBCI, GS Bank and other banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Borrower.

Bridge Facility:	A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of up to $1,765,000,000 (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower (i) to pay the Acquisition Consideration and (ii) to pay the Transaction Costs.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (as defined on Annex I hereto) (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes, it being understood that there will be customary exceptions to the gross-up obligations, including with respect to withholding taxes imposed pursuant to current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions to the extent substantively comparable thereto), and any applicable intergovernmental agreement entered into in respect thereof, and any related provision of law or administrative guidance, provided that the Lenders will not be entitled to demand compensation for any increased cost or changes in capital adequacy if it is not the general policy or practice of such Lenders to demand it in similar circumstances for similarly situated borrowers under comparable provisions of other credit agreements.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed:

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of specified threshold amounts per transaction and per fiscal year to be agreed by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds), subject to customary reinvestment rights to be agreed, and excluding (i) sales of inventory, (ii) ordinary course dispositions, (iii) dispositions of obsolete or worn-out property and property no longer used or useful in the business, (iv) inter-company dispositions, (v) dispositions by foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Borrower and (vi) other exceptions to be agreed upon;

(b) 100% of the net cash proceeds received from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes) other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred in the ordinary course under the Third Amended and Restated Credit Agreement dated as of July 17, 2014 among the Borrower, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (the “Existing Credit Agreement”), (iii) any Excluded Debt (as defined below) and (iv) other debt for borrowed money to be agreed upon; and

(c) 100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries, other than any sale or issuances pursuant to employee or director stock plans or other similar compensation arrangements or upon conversion or exercise of outstanding securities or options, and subject to exceptions to be agreed upon.

For purposes hereof, “Excluded Debt” means (i) amendments or refinancings of the Existing Credit Agreement, so long as the aggregate committed amount thereof does not exceed $750 million; (ii) the issuance, incurrence or refinancing of any credit facilities or debt securities of the Borrower or any of its subsidiaries in an aggregate principal amount not exceeding $75,000,000; and (iii) working capital facilities incurred in the ordinary course of business.

In addition, the commitments shall terminate on the earliest of (a) 11:59 p.m. (New York City time) on the Termination Date, (b) the closing of the Acquisition without drawing on the Bridge Facility, (c) the date that the Acquisition Agreement is terminated by the Borrower (or any of its affiliates) or expires, and (d) receipt by the Administrative Agent of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

The Borrower shall deliver written notice of any mandatory prepayment or commitment reduction hereunder and under the Credit Documentation within three business days of the event triggering such mandatory prepayment or commitment reduction.

Optional Prepayments and Commitment Reductions:	The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR (as defined on Annex I hereto) advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Actions Between Effective Date and Closing Date:	During the period from and including the date that the Credit Documentation becomes effective (the “Effective Date”) to and including the Closing Date (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenants, (iii) any provision to the contrary in the Credit Documentation or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Credit Documentation (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (2) rescind, terminate or cancel the Credit Documentation or exercise any right or remedy or make or enforce any claim under the Credit Documentation, related notes, the Fee Letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its loans thereunder, (3) refuse to participate in making its loans when required to do so under the Credit Documentation or (4) exercise any right of set-off or counterclaim in respect of its loans thereunder to the extent to do so would prevent, limit or delay the making of its such loan; provided in each case that the applicable conditions precedent to the making of such loans set forth in Section 5 of the Commitment Letter and on Exhibit B to the Commitment Letter have been satisfied; provided, further, that with respect to items (1) through (4) above, the foregoing shall not apply if a payment or bankruptcy event of default has occurred and is continuing under the Credit Documentation. For the avoidance of doubt, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any such condition to the closing set forth in the first paragraph of Section 5 of the Commitment Letter or Exhibit B to the Commitment Letter is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Documentation Principles:	The Credit Documentation shall be customary for bridge loan credit facilities for similarly rated borrowers in similar industries, taking into account the capital and organizational structure of the Borrower (including the existence of an asset based revolving credit facility and an MLP subsidiary), and reflecting administrative and operational requirements of the Administrative Agent (including a standard European Union “bail-in” provision), in each case to be mutually agreed. Thresholds, baskets and other exceptions in the representations, warranties, covenants and events of default shall be negotiated in good faith and mutually agreed giving due regard to the operational requirements, size, industries, businesses, ratings, leverage, organizational and capital structure, the designation of certain subsidiaries as unrestricted subsidiaries, and business practices of the Borrower and its subsidiaries. Notwithstanding the foregoing, the Credit Documentation shall only contain the representations, warranties, covenants and events of default expressly set forth in this Commitment Letter (including this Term Sheet), and there shall not be any conditions to the funding of the Bridge Facility other than as set forth in Section 5 of the Commitment Letter and Exhibit B of the Term Sheet.

Representations and Warranties:	Limited to the following: (i) authorization, validity, and enforceability of loan documents, no conflicts, (ii) organization and qualification, (iii) subsidiaries and affiliates, (iv) financial statements and projections, (v) solvency, (vi) real estate; leases, (vii) proprietary rights, (viii) litigation, (ix) labor disputes, (x) environmental laws, (xi) no violation of law, (xii) no default, (xiii) ERISA compliance, (xiv) taxes, (xv) regulated entities, (xvi) use of proceeds; margin regulations, (xvii) copyrights, patents, trademarks and licenses, (xviii) no material adverse change, (xix) full disclosure, (xx) governmental authorization, (xxi) no restrictions, (xxii) laws against sanctioned persons, (xxiii) anti-corruption laws and (xxiv) Patriot Act.

Covenants:	Limited to the following:

	(a)	Affirmative Covenants: (i) taxes and other obligations, (ii) legal existence and good standing, (iii) compliance with law and agreements; maintenance of licenses; amendments to charter documents; (iv) maintenance of property; inspection of property, (v) insurance, (vi) environmental laws, (vii) compliance with ERISA, (viii) books and records, (ix) financial information, (x) notices of material events, (xi) further assurances, (xii) restricted and unrestricted subsidiaries and (xiii) OFAC.

	(b)	Negative Covenants: Restrictions on (i) mergers; consolidations; or sales, (ii) distributions and investments, (iii) restrictions on indebtedness, (iv) transactions with affiliates, (v) conduct of business, (vi) liens, (vii) sale and leaseback transactions, (viii) fiscal year, (ix) use of proceeds, (x) permitted acquisitions and (xi) anti-corruption laws and laws against sanctioned persons.

	(c)	Financial Covenant:

• Maximum Consolidated Indebtedness to Consolidated EBITDA ratio of 3.00 to 1.00.

Events of Default:	Limited to: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of Credit Documentation; (viii) customary ERISA defaults, (ix) Change of Control (to be defined), and (x) environmental liabilities in an amount to be agreed.

Assignments and Participations:	Prior to the Closing Date, the Lenders will be permitted to assign commitments under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that such consent of the Borrower shall not be required if such assignment is made to another Lender under the Bridge Facility or an affiliate of any such Lender.

From and after the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility to eligible assignees with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and such consent not to be required (i) during the continuance of a payment or bankruptcy event of default or (ii) in connection with an assignment to a Lender, an affiliate of a Lender or an approved fund). Each assignment will be in minimum amounts to be agreed. The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within ten business days. All assignments shall require the consent of the Administrative Agent. The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to only significant matters such as changes in amount, rate and maturity date, to be agreed. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender directly affected will be required with respect to, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender, (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender and (iv) release of all or substantially all of the value of the guarantees of the Bridge Facility.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented attorneys’ fees and settlement costs (limited to one firm of counsel for all Indemnified Parties, taken as a whole, and if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or reasonably perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party in each relevant jurisdiction)), except to the extent (i) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (A) gross negligence or willful misconduct, or (B) material breach of its obligations under the Bridge Facility; (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding in its capacity as an agent or arranger under the Bridge Facility) that as determined in a final, non-appealable judgment by a court of competent jurisdiction; or (iii) any settlement is entered into by such Indemnified Party without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) but if there is a judgment of a court of competent jurisdiction in any such proceeding, or the Borrower consents to such settlement, the Borrower agrees to indemnify and hold harmless such Indemnified Party. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Administrative Agent’s counsel (but limited to one counsel to the Administrative Agent and the Commitment Parties taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the Commitment Party affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party in each relevant jurisdiction)). The Borrower will also pay the expenses of each Lender in connection with the enforcement of any of the Credit

Documentation related to the Bridge Facility (but limited, in the case of legal expenses) to one counsel to the Administrative Agent and the Commitment Parties taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction (and, in the case of an actual or reasonably perceived conflict of interest where the Commitment Party affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party in each relevant jurisdiction)).

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) LIBOR (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as defined below) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as defined below).

The Borrower may select interest periods of one, two, three or six months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0%).

Default Interest:	At any time when the principal of or interest on any Loan or any fee or other amount payable by the Borrower is not paid when due, such overdue amounts shall bear interest at the rate otherwise applicable to such loan plus 2%.

Applicable LIBOR Margin:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV
Public Debt Rating	≥BBB+/Baa1	BBB/Baa2	BBB–/Baa3-	<BB+/Ba1
Closing Date through 89 days following the Closing Date	112.5 bps	125.0 bps	150.0 bps	187.5 bps
90th day following the Closing Date through 179th day following the Closing Date	137.5 bps	150.0 bps	175.0 bps	212.5 bps
180th day following the Closing Date through 269th day following the Closing Date	162.5 bps	175.0 bps	200.0 bps	237.5 bps
From the 270th day following the Closing Date	187.5 bps	200.0 bps	225.0 bps	262.5 bps

The foregoing pricing shall be based on the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Borrower issued by Moody’s and S&P (the “Public Debt Rating”). If (a) each of the Public Debt Ratings falls within a different pricing level, then the pricing level shall be set based on the higher of such pricing levels; provided that if there is a split in Public Debt Ratings of more than one level, the pricing level that is one level lower than the pricing level of the higher Public Debt Rating shall apply, (b) the Borrower only has one Public Debt Rating, the pricing level shall be set based upon the pricing level one level lower than such Public Debt Rating, and (iii) the Borrower does not have any Public Debt Rating, pricing level IV shall apply.

Annex I to Exhibit A-1

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0% (the “Applicable Base Rate Margin”).

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day); provided that, if a Rating Event (as defined below) shall have occurred, the each of the foregoing Duration Fees shall be increased by 25 basis points.

For the purposes hereof, a “Rating Event” means at any time from the date hereof to the date that is five business days after the Closing Date, the Borrower does not have an Investment Grade Rating (as defined below) from at least two of Moody’s, S&P and Fitch Ratings, Inc. (“Fitch”), in each case with respect to the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Borrower. An “Investment Grade Rating” means (i) in the case of Moody’s, Baa3 (stable) or better, (ii) in the case of S&P, BBB- (stable) or better and (iii) in the case of Fitch, BBB- (stable) or better.

Undrawn Commitment Fees:	The Borrower will pay a fee (the “Undrawn Commitment Fee”), for the ratable benefit of the Lenders, in an amount equal to 0.175% of the undrawn portion of the commitments in respect of the Bridge Facility, which such fee shall accrue from and including the later of the date of execution of the Credit Documentation and the date that is 60 days following the execution of the Commitment Letter to but excluding the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (such earlier date, the “Fee Payment Date”), such Undrawn Commitment Fee shall by be due and payable on the Fee Payment Date and shall be calculated based on the number of days (if any) elapsed in a 360-day year.

Annex I to Exhibit A-2

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The initial borrowing under the Bridge Facility will be subject to the following additional conditions precedent:

(i) The Acquisition and the other Transactions shall be consummated substantially concurrently with the closing under the Bridge Facility, in all material respects, in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Lead Arrangers without the Lead Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that (w) any modification to the definition of “Material Adverse Effect” in the Acquisition Agreement without the prior written consent of the Lead Arrangers, (x) any decrease in the Acquisition Consideration in excess of 10%, (y) any decrease in the Acquisition Consideration equal to or less than 10% where the cash portion of such decrease is not applied to reduce the Bridge Facility on a dollar-for-dollar basis and (z) any increase in Acquisition Consideration that is not funded with equity or by cash on hand of the Borrower shall in each case be deemed to be materially adverse to the Lenders.

(ii) The Lead Arrangers shall have received for each of the Borrower and the Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date (the Lead Arrangers acknowledge the receipt of the foregoing with respect to the 2013, 2014 and 2015 fiscal year for each of the Borrower and the Acquired Business) and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 40 days before the Closing Date, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (“the Securities Act”), without regard to any applicable grace periods allowed for therein, and all other accounting rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder applicable to a registration statement under such Act on Form S-3, provided that such condition shall be deemed satisfied through the filing by the Borrower or the Acquired Business, as applicable, of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period.

(iii) The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower for the most recent period for which financial statements are required to be prepared pursuant to paragraph (ii)(a) or (ii)(b) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3.

Exhibit B-1

(iv) Subject to the Certain Funds Provision, (A) the Administrative Agent shall have received customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and a borrowing notice and (B) the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date.

(v) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in the form set out in Annex I to this Exhibit B, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(vi) The Lead Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise, with respect to expenses, for which invoices have been presented at least two business days prior to the Closing Date.

(vii) The Lead Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act, to the extent requested by any Lender through the Administrative Agent at least ten business days prior to the Closing Date.

(viii) The Lead Arrangers shall have been afforded a period of at least 15 consecutive business days (the “Bridge Marketing Period”) commencing on the date of delivery of a complete Information Memorandum to seek to syndicate the Bridge Facility (it being understood that the Information Memorandum shall include management projections but shall not otherwise be required to include financial statements other than publicly available historical financial information); provided that the Bridge Marketing Period (x) shall exclude July 1, 2016 and November 25, 2016, (y) if such period has not ended on or before August 19, 2016, such period will commence after September 6, 2016 and (z) if such period has not ended on or before December 16, 2016, such period will commence after January 2, 2017. If at any time prior to the start of the Bridge Marketing Period you shall in good faith believe that you have provided the information required for the Information Memorandum, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered the information required for the Information Memorandum on the date of such notice and the Bridge Marketing Period shall be deemed to have commenced on the date of such notice, unless a Lead Arranger in good faith reasonably believes that you have not completed delivery of the information required for the Information Memorandum and, within two Business Days after delivery of such notice by you, such Lead Arranger delivers a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only).

Exhibit B-2

ANNEX I

TO EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section [●] of the Credit Agreement dated as of [             ], 201[    ], among [            ] (the “Credit Agreement’). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, will be in excess of the total amount of its debts (including contingent liabilities); (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the probable liability of the Borrower and its subsidiaries on a consolidated basis on their existing debts as such debts become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be will be able to pay its debts (including contingent debts and other commitments) as they mature; and (iv) the Borrower and its subsidiaries on a consolidated basis has capital sufficient to carry on its business as conducted and are proposed to be conducted following the Closing Date.

For purposes of this certificate, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of page intentionally left blank]

Annex I to Exhibit B-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

WESTLAKE CHEMICAL CORPORATION

By:
Name:	[●]
Title:	[Chief Financial Officer]

Annex I to Exhibit B-2